				Exhibit 99.1
Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of September 20, 2008
REVENUE
Gross Income			$216,956,324
Less Cost of Goods Sold			107,439,003
Ingredients, Packaging & Outside Purchasing	$61,701,635
Direct & Indirect Labor	35,259,199
Overhead & Production Administration	10,478,169
Gross Profit			109,517,321

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	48,594,872
Advertising and Marketing	1,679,412
Insurance (Property, Casualty, & Medical)	11,517,286
Payroll Taxes	4,100,826
Lease and Rent	2,882,039
Telephone and Utilities	1,066,298
Corporate Expense (Including Salaries)	6,873,900
Other Expenses	29,861,210	(i)
Total Operating Expenses			106,575,843
EBITDA			2,941,478
Restructuring & Reorganization Charges	(305,315)	(ii)
Depreciation and Amortization	4,502,810
Abandonment	44,744
Property & Equipment Impairment	-
Other( Income)/Expense	(37,148)
Gain/Loss Sale of Prop	-
Interest Expense	4,554,886
Operating Income (Loss)			(5,818,499)
Income Tax Expense (Benefit)	(77,704)
Net Income (Loss)			$(5,740,795)

CURRENT ASSETS
Accounts Receivable at end of period			$135,082,545
Increase (Decrease) in Accounts Receivable for period			1,542,750
Inventory at end of period			64,217,828
Increase (Decrease) in Inventory for period			1,557,624
Cash at end of period			21,829,847	(iii)
Increase (Decrease) in Cash for period			(824,763)
Restricted Cash			21,090,158	(iv)
Increase (Decrease) in Restricted Cash for period			12,225

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			7,193,969
Increase (Decrease) Liabilities Subject to Compromise			(3,856)
Taxes payable:
Federal Payroll Taxes	$4,063,342
State/Local Payroll Taxes	3,051,533
State Sales Taxes	796,340
Real Estate and
Personal Property Taxes	7,549,142
Other (see attached supplemental schedule)	2,482,837
Total Taxes Payable			17,943,194

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
September 20, 2008

Description	Amount

Use Tax	$516,789
Accr. Franchise Tax	486,199
Other Taxes	1,479,849

Total Other Taxes Payable	$2,482,837

4th period
(i) Other Expenses included the following items:
Employee benefit costs	12,984,575
Facility costs (excluding lease expense)	924,126
Distribution/transportation costs	13,013,609
Local promotional costs	837,071
Miscellaneous	2,101,829
$29,861,210

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(2,162,776)
Other	111,911
Reorganization expenses
Professional fees	1,776,752
Interest income	(12,346)
KERP	(15,000)
Other	(3,856)
$(305,315)

(iii) Included in the cash balance is $4 million which represents cash received on the sale of assets. Due to timing, the $4 million in proceeds will reduce IBC's debt in the following period - 5th period FY2009.

(iv) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.1 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF SEPTEMBER 20, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended September 20, 2008 and balances of and period changes in certain of the Company’s accounts as of September 20, 2008, is preliminary and unaudited. This MOR should be read together and concurrently with the Company’s first quarter 2009 Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on October 7, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on September 15, 2008 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of September 20, 2008, the Company had borrowed $100.9 million under its $313.0 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of September 20, 2008, there were $136.6 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $75.5 million as of September 20, 2008.  (On September 12, 2008, the credit facility was amended to increase availability thereunder and extend the maturity date.  See Note 8. Debt to the Company’s financial statements included in its Form 10-Q for the first fiscal quarter of 2009 ended August 23, 2008 for additional information.)